EXHIBIT 99.1

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE

OVERSEAS SHIPHOLDING GROUP PROVIDES UPDATE ON FSO PROJECT

NEW YORK, NY – December 3, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, provided an update today on the FSO Asia, a Floating Storage and Offloading (FSO) service vessel owned by the joint venture in which OSG and Euronav N.V. (Euronext Brussels: URN) each has a 50% interest.

After extensive commissioning in the shipyard, the vessel was redelivered to the joint venture and arrived at the Al Shaheen oilfield offshore Qatar on November 17, 2009. The planned hook-up of the vessel on site was prevented by bad weather and while delayed, further commissioning tests were conducted on board. During one of those tests a hose reel, one of several redundant systems that enable oil to be offloaded from the FSO to an export vessel, was damaged. The joint venture and Maersk Oil Qatar AS (MOQ) agreed to return the vessel to the conversion yard in Dubai to perform the required repairs, which is expected to take 10 days. MOQ has extended the provisional delivery date of the FSO Asia until December 15, 2009.

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.